                                                                     EXHIBIT 5.1

                                December 17, 1999




Cornerstone Properties Inc.
126 E. 56th Street
New York, New York 10022


         RE: CORNERSTONE PROPERTIES INC. REGISTRATION STATEMENT ON FORM S-3 RELATING TO 16,187,724 SHARES OF THE COMPANY'S COMMON STOCK ("REGISTRATION STATEMENT")

Ladies and Gentlemen:

         We are special counsel for Cornerstone Properties Inc., a Nevada corporation (the "Company"), and have been requested by the Company to render this opinion in connection with the Company's issuance of up to 16,187,724 shares (the "Shares") of its common stock, no par value per share, ("Common Stock"), pursuant to the redemption of Class A units of limited partner interest ("OP Units") in Cornerstone Properties Limited Partnership (the "Operating Partnership").

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The Law covered by the Opinions expressed herein is limited to the State of Nevada.

         In connection with the opinions hereinafter given, we have examined copies of the following documents:

         (i)  the Registration Statement;

         (ii) Agreement of Limited Partnership of the Operating Partnership, dated as of December 23, 1997, by and between the Company as general partner and the limited partners named therein, as amended ("Agreement of Limited Partnership");

         (iii) the Company's Restated Articles of Incorporation, as amended, as certified on December 6, 1999, by the Secretary of State of Nevada and as certified as of the date hereof by the Company's Secretary;

         (iv) the Amended and Restated Bylaws of the Company, dated as of December 16, 1998, as amended on April 12, 1999, certified as of the date hereof by the Secretary of the Company;

         (v) a Certificate of Corporate Existence for the Company, dated December 6, 1999, issued by the Secretary of State of Nevada.; and

         (vi) a specimen stock certificate representing the Common Stock, certified by the Secretary of the Company.

         We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

         We have assumed that the Agreement of Limited Partnership is valid, binding and enforceable under the laws of the jurisdiction governing such agreement. We have further assumed with respect to any issuance of the Shares that the number of Shares issued does not exceed the number of shares of Common Stock then authorized but unissued (excluding shares of Common Stock unissued but committed for issuance).

         Based upon the foregoing, and subject to the following, it is our opinion that:

         1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

         2. The Company has the authority to issue up to 250,000,000 shares of Common Stock.

         3. Assuming due exercise by the Company as general partner of the Operating Partnership of its option to issue shares of Common Stock in redemption of OP Units tendered for redemption, as set forth in the Agreement of Limited Partnership, upon issuance and delivery of the Shares in accordance with the terms of the Agreement of Limited Partnership and receipt by the Company of the OP Units tendered for redemption, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

         Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

         We express no opinion concerning any securities law or rule. This Opinion Letter is intended solely for use in connection with the registration of the Shares as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,



                                /s/ LIONEL SAWYER & COLLINS